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Exhibit 3

WILLIAM F. WHITMAN, JR. AND BARBARA K. WHITMAN
CHARITABLE REMAINDER TRUST AGREEMENT

        THIS TRUST AGREEMENT, made and entered into this 3rd day of August 2004, by and between WILLIAM F. WHITMAN, JR. and BARBARA K. WHITMAN (hereinafter referred to as the "Grantor"), and WILLIAM F. WHITMAN, JR. and BARBARA K. WHITMAN (hereinafter referred to as the "Trustee").

        WHEREAS, the Grantor wishes to make an irrevocable gift for the benefit of certain charities provided they are qualified pursuant to the Internal Revenue Code Sections 170, 2055 and 2522; and

        WHEREAS, the Grantor wishes to provide for the health, support, and maintenance of themselves during their lifetime.

        NOW THEREFORE, it is agreed by and between the Grantor and the Trustee that any assets contributed to this trust shall be held and disposed of in accordance with the following terms and provisions:

ARTICLE I

        This Trust Agreement and the trust hereby evidenced shall be known as the WILLIAM F. WHITMAN, JR. AND BARBARA K. WHITMAN CHARITABLE REMAINDER TRUST. The Grantor, as a completed and irrevocable gift does hereby assign, transfer, convey, set over and deliver to said Trustee, the property listed and described on Schedule A attached hereto, and any property into which the same may hereafter be converted, and any additions made to this trust as hereinafter provided. All of said property shall be managed and invested by the Trustee as a single fund and shall constitute the trust estate hereinafter referred to as the "Trust Estate" which shall be held by the Trustee, its successors and assigns, IN TRUST, for the uses and purposes, with the powers and duties, and subject to the terms and conditions hereinafter set forth.

ARTICLE II

        A.    Subject to adjustment as provided herein, and as provided in Article V when there are additional contributions to the Trust Estate during the taxable year, the Trustee shall pay from the Trust Estate in each taxable year of the trust to or for the benefit of the Grantors until the death of the second Grantor to die, an amount equal to the lesser of (i) the Trust income for the taxable year, as defined in Section 643(b) of the Internal Revenue Code and as modified herein and (ii) SIX PERCENT (6%) of the net fair market value of the assets of the Trust valued annually on the first business day of January of each year (the Valuation Date). Such amount shall be referred to as the Unitrust Amount. The Unitrust Amount shall also include any amount of Trust income as defined in Section 643(b) of the Internal Revenue Code and as modified herein for such year that is in excess of the amount required to be distributed pursuant to (ii) above to the extent that the aggregate of the Unitrust Amount paid in prior years was less than the aggregate of the Unitrust Amounts computed as an amount equal to SIX PERCENT (6%) of the net fair market value of the trust assets on the Valuation Date during the same period. For purposes of the Trust, the term "income" shall include all capital gain realized after the asset had been contributed to the Trust as provided in the Regulations.

        B.    In determining the Unitrust Amount, the Trustee shall prorate the same, on a daily basis, for all short taxable years of the trust including the year in which occurs the later of the Grantors' death; all such computations shall be made in compliance with the requirements of Regulation Section 1.664-3(a), promulgated under Section 664 of the Internal Revenue Code, as amended (hereinafter referred to as the "Code"). Notwithstanding the foregoing, payment of the Unitrust Amount shall terminate with the regular quarterly payment next preceding the death of the survivor of the Grantors. If the annual Valuation Date selected does not occur in a taxable year of the trust, other than the year in which the noncharitable interests terminate, the Trust Estate shall be valued as of the last day of such taxable year. In the case of the taxable year in which the noncharitable interest terminates, if the selected Valuation Date does not occur before the day the noncharitable interest terminates, the Trust Estate shall be valued as of the day the noncharitable interest terminates.

        C.    The Unitrust Amount shall be paid in quarterly installments, on the last day of each quarter of the taxable year of the trust. The first such payment is to be made on the last day of the third month following the month in which this trust is created; provided, however, that if, on the last day of any quarter the exact amount of the Unitrust Amount is not determined, the Trustee shall pay, on such date, so much as the Trustee reasonably determines is the minimum amount due. The Trustee shall pay the balance of the amount due, if any, as promptly as possible, and in any event within a reasonable period after the final determination of the exact amount due. In case the net fair market value of the Trust Estate shall be incorrectly determined for any taxable year, then within a reasonable period after the final determination of the correct value thereof, the Trustee shall pay the Grantors in the case of the undervaluation, or be repaid by the Grantors, in the case of an overvaluation, an amount equal to the difference between the Unitrust Amount properly payable and the Unitrust Amount which the trust actually paid.

        D.    All determinations of the net fair market value of the Trust Estate shall be in accordance with generally accepted fiduciary accounting principles and any regulations, rulings, procedures or guidelines issued by the United States Treasury Department under the applicable provisions of the Code and the regulations promulgates thereunder. In any conflict, such Treasury Department requirements shall prevail over generally accepted fiduciary accounting principals, and any inconsistent provisions of this Trust Agreement.

ARTICLE III

        The first taxable year of the trust shall begin with the date of this Trust Agreement, and shall end on the last day of 2004. Thereafter the taxable year of the trust shall commence January 1st and end December 31st each year.

ARTICLE IV

        A.    Subject to the requirements of Article II hereof, upon the death of the survivor of the Grantors, the trust shall terminate, and the then remaining principal of the Trust Estate, together with all accumulated and undistributed net income therefrom, shall be distributed to W.F. WHITMAN FAMILY FOUNDATION, INC., a Florida not-for-profit corporation. Such amount to be held and used in furtherance of that organization's charitable purpose.

        Notwithstanding the provisions of Article X hereof, Grantors retain the right to amend this trust so as to change, add or delete the charitable remainder beneficiary, provided the charity is an exempt organization described in Code Sections 170(c), 2522 and 2055. The charity receiving a distribution hereunder shall use the distribution for its charitable purposes as its governing body shall determine.

        B.    Notwithstanding the preceding paragraph, upon termination of the trust, no distribution is permitted to a charitable remainder beneficiary that is not then an exempt organization, including a private foundation, described in Code Sections 2522(a) and 2055(a), transfers to which would be deductible for Federal income, gift and estate taxes. All shares established for a beneficiary which is not so qualified, together with all accumulated and undistributed net income therefrom, shall only be distributed to an exempt organization or organizations qualified pursuant to Code Sections 170(c), 2522(a) and 2055(a), as the Trustee shall select which are as nearly as possible designed to carry out the general charitable intent of the non-qualifying beneficiary at the time the Grantors named the charity a beneficiary of this trust. Grantors do hereby specifically retain the powers to designate a private foundation, as defined in Section 501(a) of the Code, as a beneficiary of the assets of this Trust. The Grantors further acknowledge the retention of the power to designate a private foundation as a remainder beneficiary impacts the amount of the charitable deduction Grantors are entitled to receive upon contribution of property to this Trust.

ARTICLE V

        The Grantor may cause additional property to be added to the Trust Estate, from time to time, by gift. If any additional contributions are made to the trust after the initial contribution hereto, the Unitrust Amount for the taxable year in which assets are added to the trust shall be the lesser of the actual income earned by the assets attributed during the balance of the taxable year of the trust in which the contribution was made or the same percentage amount as stated in Article II, hereof, of the sum of: (a) the net fair market value of the trust assets (excluding the assets so added and any income from, or appreciation on, such assets); and (b) that proportion of the value of the assets so added (that was excluded under (a)) which the number of days in the period which begins with the date of contribution and ends with the earlier of the last day of the taxable year or the death of the survivor of the Grantor bears to the number of days in the period which begins on the first day of such taxable year and ends with the earlier of (i) the last day of such taxable year or (ii) the death of the survivor of the Grantors. In the case where there is a contribution after the time of initial contribution, the assets so added shall be valued at the time of contribution. All such computations shall be in compliance with the requirements of Regulation Section 1.664-3(b).

ARTICLE VI

        It is the Grantors' intention that the maximum possible Federal income, gift, and estate tax charitable deductions (consistent with the amount of the payments required under Article II hereof and consistent with the fact that a private foundation is a permitted remainder beneficiary) shall be allowed with respect to the charitable remainder interest in all property of the trust, and that the trust be exempt from taxation under Section 664 of the Code. This entire Trust Agreement shall be construed, and its provisions applied, so as to comply with the requirements of Federal tax law for the maximum possible allowance of such charitable deductions and exemption. Any provision of this Trust Agreement which would cause the denial of such deductions or exemption, or any of them, shall be void. In addition, the powers of the Trustee shall be limited to the full extent required to secure such deductions and exemption. All terms used in this Trust Agreement shall have the same meaning as such terms have in Section 664 of the Code.

ARTICLE VII

        Notwithstanding any other provision of this Trust Agreement, the Trustee shall distribute the income of the trust for each taxable year at such time, and in such manner, as to not subject the trust to the tax on undistributed income imposed by Section 4942 of the Code. Notwithstanding any other provision of this Trust Agreement, except for required payments to beneficiaries hereunder, the Trustee shall not engage in any act of self-dealing, as defined in Section 4941(d) of the Code, nor make any taxable expenditures, as defined in Section 4945(d) of the Code. Notwithstanding any other provision of this Trust Agreement, the Trustee shall not make any investments that jeopardize the charitable purpose of the trust, within the meaning of Section 4944 and the regulations thereunder, or retain any excess business holdings, within the meaning of Section 4943(c).

ARTICLE VIII

        A.    Subject to the provisions of Articles VI, VII and XI hereof, the Trustee shall have full power and authority:

          (1)   to retain for so long as Trustee deems advisable any property transferred to this Trust by the Grantor and to continue to hold the same (and any successive interest received on account thereof), and to invest and reinvest any trust funds in its hands and to acquire by purchase, by exercise of options or otherwise, and to retain for so long as Trustee deems advisable, any kind of realty and personalty, including balances in savings accounts, bonds, debentures, stock of any class, options, privileges or rights, interests in partnerships, general or limited, trust or discretionary common trust funds (including, without limitation stock or obligations of a corporate Trustee hereunder), all without diversification as to kind or amount and without being restricted by any statute or rule of law concerning fiduciary investments;

          (2)   to invest in Trustee's absolute discretion, so much as Trustee may see fit of the principal of any trust hereby created in bonds producing tax-exempt income, without any liability to any person interested in the trust, whether as remainderman or otherwise, for any decline in value resulting from such investment;

          (3)   to manage, maintain, insure, repair, alter, improve, develop, subdivide, partition or otherwise deal in or with or abandon any real or personal property or any interest therein at any time held hereunder;

          (4)   to sell (at public or private sale), mortgage, exchange, grant options to purchase lease or otherwise dispose of any real or personal property or any interest therein, at such time, in such manner and upon such terms, provisions and conditions (including, without limitation, for cash or on credit or both, and for a term or period, whether or not such term or period extends beyond the anticipated period of administration of any trust or any period fixed by law) as the Trustee deems advisable, without regard to any statutory restriction or requirement of approval of any court, and to execute deeds, leases, mortgages, and any other instruments relating to such property;

          (5)   to consent to the subordination, modification, renewal or extension or any note, bond, mortgage, open account indebtedness or other obligation, whether or not secured or evidenced by any writing; and to foreclose or otherwise deal with mortgage or to continue mortgage investments; and to use other assets to protect any investment in any property, whether represented by note, bond, mortgage, other obligation or security or otherwise;

          (6)   to vote by discretionary proxy or otherwise, and to become a party to any voting trust agreement whether or not extending beyond the anticipated period of administration or any trust or any term fixed by law; and to assent to, participate in or oppose any type of reorganization, readjustment, recapitalization, consolidation, merger, dissolution of or other action in connection with any corporation or other entity (including, without limitation, delegating discretionary power to any depositing property with any committee and playing any assessments or other expenses);

          (7)   to borrow money without personal liability therefore from others, excluding the Grantors or a member of the Grantors' family, for all and any purposes of any trust, and to pay all expenses incurred in connection with borrowing and to secure payment (including payment to itself) by bond or mortgage, pledge or hypothecation, all upon such terms and conditions as it may determine including without limitation, at rates of interest with such security as shall conform with then prevailing commercial practice;

          (8)   to lend money to any party except the Grantors, and any member of the Grantors' family, which Trustee determine is advisable or appropriate in the overall best interests of the current beneficiary or beneficiaries, to any income beneficiary or any trust created hereunder or to itself or to others, at rates of interest and with such security as shall conform with the then prevailing commercial practice;

          (9)   to exercise its rights, powers and privileges hereunder with respect to income prior to the distribution thereof;

          (10) to employ and pay out of the trust funds the compensation of accountants, legal counsel, investment counsel and other agents of Trustee's selection and to delegate discretionary powers to them and to rely upon information or advice furnished by them; but custodians shall only be employed or compensated in respect of services rendered for real or tangible personal property;

          (11) to register any property in the name of Trustees nominee or to hold the same unregistered or in such other form that title shall pass by delivery, but without thereby increasing or decreasing its liability as Trustee, said Trustee assuming full responsibility for the acts of its nominee;

          (12) to sell or exchange any property, real or personal, including options, conversion privileges or subscription rights, and to mortgage, pledge or otherwise encumber such property, and to divide property into shares and to distribute property in kind, or partly in cash and partly in kind, and to effect such division and distribution in whole or in part by allocating to each share or distribution an undivided interest in any asset held, or by allocating certain assets to certain shares or distributions and other assets to other shares or distributions, on a non-pro rata or disproportionate basis or otherwise, irrespective of the amount of unrealized appreciation or depreciation for capital gain or loss purposes of each asset thus sold, exchanged or allocated, without adjustment in the amount of any shares or distributions by reason of any difference in the income tax basis of the assets thus sold, exchanged or thus allocated to such shares or distributions, and such sales, exchanges, divisions, allocations and distributions shall be binding and conclusive on all persons interested therein;

          (13) to continue to exercise all rights, powers and privileges conferred by this Agreement with respect to any trust for a reasonable period after the termination thereof and until completion of distribution;

          (14) to remove any or all of the property of the Trust Estate or any trust hereunder from the State of Florida and to hold the same in any jurisdiction whatsoever;

          (15) to engage in transactions involving so-called "short sales" and to purchase securities on margin and to maintain margin accounts for such purposes which margin accounts may be with one or more individuals, firms, associations, banks, stock brokerage firms and/or corporations, and to conduct such transactions in such accounts and to pledge or hypothecate all or any portion of the principal of the trusts as security for the payment of the debit balance in such accounts, on such terms and conditions as the Trustee in its old and absolute discretion shall determine;

          (16) to hold, purchase, sell and trade in options to purchase and sell securities, commodities or any other form of futures trading, and to trade inputs, calls, straddles and any other form of trading therein, and to enter into contracts granting options to purchase securities or commodities from, or to sell securities or commodities to, the Estate whether or not such securities or commodities are owned by the Estate at the time of such purchase or sale or at any time during the option exercise period, for such duration and upon such other terms as the Trustee shall in its absolute discretion determine. Any premium received by the Trustee with respect to any option granted by Trustee shall be income of the Estate;

          (17) to determine what part of cash or other property received by Trustee is income and what part is principal, and to determine what expenses and other charges including Trustee fees if any, and disbursements, shall be charged against principal and against income

          (18) generally, to exercise for the benefit of the Trust Estate and any trust hereunder and in respect of any property constituting part hereof, all rights and powers conferred upon trustees by law and all rights, powers and privileges of every name and nature which might or could be exercised by one owning such property absolutely and in its own right and without being limited in any way by the rights, powers and privileges specifically granted in this Agreement; and in connection with the exercise of such rights, powers and privileges or any of them, whether or not the same be specifically mentioned herein, to enter into such contracts, to execute such written instruments and to include therein such covenants, terms, and conditions as Trustee may determine and to do any and all such other acts as Trustee may determine to effectuate all rights, power and privileges conferred upon it;

          (19) to enter into contracts with one or more individuals, stock brokerage firms, associations and/or corporations in such form as the Trustee in its discretion shall determine including, but not limited to, contracts for the furnishing of investment advisory services and contracts for opening discretionary accounts, granting to such individuals, firms, associations and/or corporations the authority to purchase, sell and otherwise deal in securities and commodities and to pay the regular commissions or other compensation of such individuals, firms, associations and/or corporations for such investment advisory services and brokerage services out of the income or principal of the Estate as the Trustee in its discretion shall determine, all without affecting the Trustee's primary responsibility for investments;

          (20) if the Trustee accepts or invests in depreciable property, the Trustee shall establish a depreciation reserve in accordance with generally accepted accounting principles; and

          (21) to select, retain or remove investment managers or advisors with respect to all or any portion of the trust assets, including an investment manager that is an affiliate of any corporate Trustee that may be serving as Trustee hereunder and any parent of such corporate Trustee;

            (a)   The Trustee has authority to employ third party and/or affiliated investment managers for trust assets and to delegate to the selected investment managers complete investment authority with respect to all or any portion of the trust assets. The Trustee may place trust assets in custody with one or more investment managers, as deemed advisable.

            (b)   In addition to payment of compensation to a corporate Trustee for its services as Trustee, and without reduction in the Trustee's fees, the Trustee is authorized to compensate an affiliate and any selected investment managers from trust assets for investment management or advisory services, in accordance with their standard fee schedules. The Trustee may retain and compensate an affiliate to provide services related to the evaluation and oversight of the program and investment managers. The Trustee may utilize for itself and any investment manager, the services of an affiliated broker-dealer, for purchases and sales of securities in the trust. An affiliated broker-dealer may be compensated from the trust at standard commission rates, and may receive other tangible or intangible benefits for those services.

            (c)   The Trustee is expressly relieved of any responsibility or liability related to the acts, omissions or investments of any investment manager as long as the Trustee selected the investment manager with reasonable care.

          B.    The above powers, and any other powers granted to the Trustee by law, shall be exercised by the Trustee as Trustee deems prudent, and may be exercised without court approval, but shall be exercised in a fiduciary capacity. Nothing contained in this Trust Agreement shall be construed to restrict the Trustee from investing all or any portion of the Trust Estate in a manner that could result in the annual realization of a reasonable amount of income or gain from the sale or disposition of all or any portion of the Trust Estate.

          C.    The Trustee is authorized and empowered to construe the provisions of this Trust Agreement, and any construction thereof and any action taken by the Trustee in good faith shall be final and conclusive. The Trustee may correct any defect, supply any omission, or reconcile any inconsistencies in said trust provisions in such manner, and to such extent, as the Trustee shall deem expedient to carry the same into effect, and the Trustee shall be the sole, final and conclusive judge of such expediency. The foregoing shall include the Trustee's power to amend this Trust in any manner required for the sole purpose of ensuring that the Trust qualifies and continues to qualify as a charitable remainder trust within the meaning of Section 664 of the Code.

          D.    Notwithstanding that the situs of the Trust may change from time to time because of succession of Trustees, and notwithstanding any local law to the contrary, no Trustee shall register the Trust with any court, nor be required to file accounting with any court, nor be subject to any jurisdiction's limitation on fees, nor be bound by any other requirement or prohibition of court supervision.

ARTICLE IX

        Neither the principal nor the income of the Trust Estate created hereby shall be liable for the debts of any beneficiary hereof, nor shall the same be subject to seizure by any creditor of any beneficiary under any writ or proceeding at law or in equity, and no individual beneficiary shall have any power to sell, assign, transfer, encumber or in any other manner to anticipate or dispose of his or her interest in the Trust Estate or the income produced thereby; provided, however, that nothing contained herein shall prevent any individual beneficiary hereof from renouncing and disclaiming his or her interest in the Trust Estate or from donating such interest to the charitable remainder beneficiaries hereof, if such organization is then an exempt organization described in Section 2522(a) and Section 2055(a) of the Code, gifts to which would be deductible for Federal income, gift and estate tax purposes.

ARTICLE X

        No Federal estate taxes, state death taxes or any other estate, death or inheritance taxes (hereinafter called "Death Taxes") with respect to this Trust shall be allocated to or be recoverable from the Unitrust Estate upon the death of any beneficiary. The Grantors impose an obligation on the estate of each income beneficiary to pay any Death Taxes from sources other than the Trust assets and agrees to so provide in his or her Will or in another way. This provision may be enforced by the Trustee or by any Remainderman, acting alone or together. Nevertheless, if for any reason the Unitrust becomes liable for Death Taxes on the death of any income beneficiary, the interest of the surviving income beneficiary or beneficiaries will continue only if each surviving income beneficiary furnishes funds for payment of any Death Taxes for which this Trust may be liable. If a surviving income beneficiary fails to furnish such funds, it shall be deemed for all remaining purposes of this Trust Agreement that that surviving income beneficiary predeceased the first income beneficiary to die.

ARTICLE XI

        The trust created hereby is expressly declared to be IRREVOCABLE. The Grantors shall have no right or power, whether alone or in conjunction with others, and regardless of when or from what source the Grantors may heretofore or hereafter have acquired such right or power, to alter, amend, revoke or terminate the trust created hereby, or to alter, amend or change the terms, conditions or provisions of this Trust Agreement, in whole or in part. By this Trust Agreement, the Grantors hereby renounces all right and power, whether alone or in conjunction with others, to designate the person who shall possess or enjoy the trust property, or the income therefrom except the power retained in Article IV to change, add and delete the charitable remainder beneficiary.

ARTICLE XII

        No person, including each Grantor, shall have any power to enable any person, including the Grantors, to purchase, exchange or otherwise deal with or dispose of any principal or income of the trust for less than full and adequate consideration in money or money's worth, except for required payments or distributions to beneficiaries hereof pursuant to the provisions of this Trust Agreement. The Grantors shall not borrow any principal or income of the trust, directly or indirectly. No person, other than a then acting Trustee, shall have or exercise the power to vote or direct the voting of any stock or other securities of the trust, to control the investments (either by directing investments or reinvestments or by vetoing proposed investments or reinvestment) or to require or exchange any property of the trust by substituting other property of an equivalent value. The limitations and restrictions contained herein shall apply as additional limitations and restrictions to those contained in Article VI and VII hereof, and shall apply notwithstanding any other provision of this Trust Agreement.

ARTICLE XIII

        A.    WILLIAM F. WHITMAN, JR. and BARBARA K. WHITMAN are the original trustees under this Agreement. After the resignation, death or inability to manage the affairs of one initial trustee, the other shall serve as sole trustee. In the event both WILLIAM F. WHITMAN, JR. and BARBARA K. WHITMAN are unable or unwilling to serve as Trustee, then Grantors' children, LAURA BOWNE WHITMAN and WILLIAM FIFIELD WHITMAN, III, shall serve as Co-Trustees. In the event either of Grantors' children is unable or unwilling to serve as Trustee, then the other shall serve as sole Trustee. Any Trustee may resign as Trustee at any time by written notice to the successor trustee.

        B.    The individual Trustee or Co-Trustee named above shall at all times have the power to designate a corporate Trustee with trust powers and assets under management of at least One Billion Dollars to commence serving as Co-Trustee with the individual Trustee or Co-Trustees, as the case may be. If a corporate Trustee is serving as Co-Trustee, the individual Trustee or Co-Trustees, as the case may be, shall have the power to remove the corporate Co-Trustee and either appoint a successor corporate Trustee or continue to serve without a corporate Co-Trustee. A corporate Co-Trustee, upon acceptance of its duties and responsibilities, agrees that if it is removed as a Trustee, it shall not charge a termination or distribution fee. The appointment, removal or replacement of a corporate Co-Trustee hereunder shall be in writing signed by all the individuals serving as Trustee hereunder at the time of such appointment, removal or replacement and delivered to the Trustee.

        C.    Each successor trustee shall accept the office in writing and shall be vested with the powers and duties of the original trustee immediately upon delivery of the written acceptance to one or more of the beneficiaries of the trust, without the necessity of any other act, conveyance or transfer.

        D.    During Grantors' lives, any trustee serving under this trust may resign as trustee by delivering to Grantor a written resignation signed by the resigning trustee. After Grantors' deaths, the written resignation shall be delivered to each beneficiary then entitled to receive the assets of the Trust. In case of the resignation, refusal or inability to act of the last named Trustee acting or appointed to act hereunder, Grantor, if living, otherwise the designated charitable remainder beneficiary shall appoint another successor trustee.

        E.    Grantors waive compliance with any law requiring qualification of trustees or registration of trusts, or administration or accounting by trustees under the supervision of any court. Instead, after a

Grantor's resignation as trustee, death or inability to manage Grantor's own affairs, Trustee shall furnish the annual valuation of the Trust to each trust beneficiary who is entitled to receive the Unitrust Amount or has a remainder interest hereunder. Said valuation shall be delivered within ninety (90) days of the valuation date.

        F.     No purchaser or other person dealing with any trustee or trustees purporting to act under any power or authority granted in, or given by any trustee in purported compliance with, this item or any part or parts of it, need be concerned to inquire into the existence of facts upon which the purported power or authority depends or into the question whether the purported power or authority still exists.

        G.    Trustee shall not be liable for damage or loss caused by honest errors of judgment made by Trustee or Trustee's agents or employees, or by any good faith exercise of the discretion given to Trustee.

        H.    No bond or surety shall be required of any trustee serving under this trust.

        I.     A trustee shall be reimbursed for all reasonable expenses incurred in the management and protection of the trust. A corporate trustee shall be entitled to be compensated based upon its standard published fee schedule at the time the services are rendered. An individual trustee may receive reasonable compensation for services actually performed.

ARTICLE XIV

        The situs of this Trust Agreement is Florida and this Trust Agreement shall be governed in all respects by the law of the State of Florida. However, Trustee is prohibited from exercising any power or discretion granted under said laws that would be inconsistent with the qualification of the Trust under the Internal Revenue Code and the corresponding regulations and would prevent the trust from qualifying as a Charitable Remainder Trust.

ARTICLE XV

        All references in this Trust Agreement to provisions of the Code or the Regulations shall be deemed to be to the present provision of the Internal Revenue Code and the Regulations promulgated by the United States Treasury Department thereunder and to any corresponding applicable provision of any subsequent Federal Internal Revenue Law or Treasury Department regulation.

ARTICLE XVI

        If any assets owned by the Trust on the valuation date do not have a easily ascertainable fair market value and the Grantors are serving as Trustee, the value of such asset shall be determined by a qualified appraisal as defined in Section 1.170A-13(c)(3) from a qualified appraiser as defined in Section 1.170A-13(c)(5) of the Regulations. An asset does not have an easily ascertainable fair market value unless its value is established in a market, on a stock exchange or in the over the counter market and is generally available in a listing or publication of general valuation.

ARTICLE XVII

        A.    Anyone may rely upon a copy of this Agreement and of any other document required by this Agreement to be in writing, which is certified by any Trustee hereunder to be a full and complete copy of this Agreement or of such agreement to the same effect as if such copy or copies were the original or originals, as the case may be. Anyone may rely upon any statements of fact certified by any Trustee hereunder.

        B.    No person or corporation dealing with Trustee in any transaction affecting the Trust Estate or any trust shall be required to inquire or investigate into the Trustee's authority for entering into such transaction or to see to the application made by the Trustee of the proceeds of any such transaction.

        C.    Wherever in this Agreement, the context and facts permit, the masculine, feminine and neuter pronouns and the word "trustee", whether singular or plural, shall include singular and plural and all genders and future fiduciaries as well as those named in this Agreement.

        D.    The application by the Trustee of the definitions set forth above shall be conclusive upon all persons if made in good faith.

        IN WITNESS WHEREOF, The Grantors have declared this instrument to be the WILLIAM F. WHITMAN, JR. and BARBARA K. WHITMAN CHARITABLE REMAINDER TRUST AGREEMENT, and the Grantors have signed it at                                                  , on August 3rd, 2004.

WILLIAM F. WHITMAN, JR., Grantor
BARBARA K. WHITMAN, Grantor

        In our presence the foregoing instrument was declared by the above-named GRANTORS to be the WILLIAM F. WHITMAN, JR. and BARBARA K. WHITMAN CHARITABLE REMAINDER TRUST AGREEMENT and it was signed by them. We have subscribed our names as witnesses in the presence of the GRANTORS, at their request and in the presence of each other after the GRANTORS signed their name, on August 3, 2004.

of

of

STATE OF ]
COUNTY OF

         I, WILLIAM F. WHITMAN, JR., GRANTOR, declare to the officer taking my acknowledgement of this WILLIAM F. WHITMAN, JR and BARBARA K. WHITMAN CHARITABLE REMAINDER TRUST AGREEMENT, and to the subscribing witnesses, that I signed this instrument as the WILLIAM F. WHITMAN, JR and BARBARA K. WHITMAN CHARITABLE REMAINDER TRUST AGREEMENT.

WILLIAM F. WHITMAN, JR., GRANTOR

        I, BARBARA K. WHITMAN, GRANTOR, declare to the officer taking my acknowledgement of this WILLIAM F. WHITMAN, JR and BARBARA K. WHITMAN CHARITABLE REMAINDER TRUST AGREEMENT, and to the subscribing witnesses, that I signed this instrument as the WILLIAM F. WHITMAN, JR and BARBARA K. WHITMAN CHARITABLE REMAINDER TRUST AGREEMENT.

BARBARA K. WHITMAN, GRANTOR

        We,                                                   and                                                   , have been sworn by the officer signing below, and declare to that officer on our oaths that the GRANTORS declared the WILLIAM F. WHITMAN, JR and BARBARA K. WHITMAN CHARITABLE REMAINDER TRUST AGREEMENT, to be the GRANTORS' CHARITABLE REMAINDER TRUST AGREEMENT and signed it in our presence and that we each signed the instrument as a witness in the presence of the GRANTORS and of each other.

        Acknowledged and subscribed before me by WILLIAM F. WHITMAN, JR. who [    ] is personally known to me, [    ] has produced a                                       Driver's License, or [    ] has produced                                                   as identification, and sworn to and subscribed before me by the witnesses,                                                  who [    ] is personally known to me or [    ] has produced                     as identification and                                        who [    ] is personally known to me or [    ] has produced                                                   as identification and subscribed by me in the presence of the Grantors and the subscribing witnesses, all on August 3, 2004.

I am a Notary Public of the State of , having a commission number of , and my commission expires .

(NOTARY SEAL)

        Acknowledged and subscribed before me by BARBARA K. WHITMAN, who [    ] is personally known to me, [    ] has produced a                                        Driver's License, or [    ] has produced                                                   as identification, and sworn to and subscribed before me by the witnesses,                                                   who [    ] is personally known to me or [    ] has produced                                                  as identification and                                        who [    ] is personally known to me or [    ] has produced                                                   as identification and subscribed by me in the presence of the Grantor and the subscribing witnesses, all on June                     , 2004.

I am a Notary Public of the State of New York having a commission number of and my commission expires .

        (NOTARY SEAL)

ACKNOWLEDGEMENT AND ACCEPTANCE BY TRUSTEE

        The undersigned, being the individuals named as the initial Trustees of the WILLIAM F. WHITMAN, JR., and BARBARA K. WHITMAN CHARITABLE REMAINDER TRUST AGREEMENT, do hereby acknowledge receipt of the foregoing WILLIAM F. WHITMAN, JR., and BARBARA K. WHITMAN CHARITABLE REMAINDER TRUST AGREEMENT and agree to serve as Trustees pursuant to its terms.

        This acknowledgment is dated this 3rd day of August, 2004.

Signed, sealed and delivered
in the presence of:

WILLIAM F. WHITMAN, JR., Trustee
BARBARA K. WHITMAN, Trustee

SCHEDULE A

        The Grantors hereby dedicate One Hundred Dollars ($100.00) to the WILLIAM F. WHITMAN, JR. and BARBARA K. WHITMAN CHARITABLE REMAINDER TRUST.

         Dated this 3rd day of August, 2004.

WILLIAM F. WHITMAN, JR., Grantor
BARBARA K. WHITMAN, Grantor

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WILLIAM F. WHITMAN, JR. AND BARBARA K. WHITMAN CHARITABLE REMAINDER TRUST AGREEMENT
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
ARTICLE X
ARTICLE XI
ARTICLE XII
ARTICLE XIII
ARTICLE XIV
ARTICLE XV
ARTICLE XVI
ARTICLE XVII
ACKNOWLEDGEMENT AND ACCEPTANCE BY TRUSTEE
SCHEDULE A